EXHIBIT 99.1

FOR IMMEDIATE RELEASE

MOBILE MINI, INC. NAMES ERNST & YOUNG INDEPENDENT ACCOUNTING FIRM

Tempe, AZ – June 12, 2002 — Mobile Mini, Inc. (NASDAQ National Market: MINI) today announced that its Board of Directors, in consultation with and upon the recommendation of its Audit Committee, has appointed Ernst & Young LLP as the Company’s independent auditors, succeeding Arthur Andersen LLP. The decision to change auditors did not stem from any disagreement between Mobile Mini and Arthur Andersen on matters of accounting principles or practice, financial statement disclosure, or auditing scope or procedure.

According to Larry Trachtenberg, Executive Vice President & CFO of Mobile Mini, “Although we have worked closely with Arthur Andersen for more than eight years, we believe that the change is a prudent move, in light of the uncertainties about Arthur Andersen’s future. Ernst & Young is a highly regarded accounting practice with experience in the portable storage, portable office and related industries, which were primary reasons for the Board’s decision to designate it our independent accounting firm.”

Mobile Mini, Inc. is the nation’s leading provider of portable storage solutions through its lease fleet of over 75,000 portable storage units and portable offices. The Company currently has 40 branches and operates in 21 states. For two consecutive years Mobile Mini was named to Forbes Magazine’s list of the 200 Best Small Companies in America and in 2001, the Company was named to the inaugural list of the 100 Fastest-Growing Publicly Held Small Businesses in America by Fortune Magazine (Small Business). Mobile Mini is included on the Russell 2000 and 3000 Indexes and the S&P Small Cap Index.

CONTACT: Larry Trachtenberg, Executive VP & Chief Financial Officer Mobile Mini, Inc. (480) 894-6311 www.mobilemini.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Linda Latman (212) 836-9609 www.theequitygroup.com